NEWS RELEASE

For information contact:
Patricia M. Williamson
DRS Technologies, Inc.
(973) 898-1500

FOR IMMEDIATE RELEASE
Friday, February 19, 1999

DRS ACQUIRES NAI TECHNOLOGIES

PARSIPPANY, N.J., February 19 -- DRS Technologies, Inc. (ASE; DRS) announced that it has completed the acquisition of NAI Technologies (Nasdaq: NATL) in a stock transaction involving approximately 3.7 million shares of DRS common stock, NAI stockholders received 0.25 of a share of DRS common stock for each share of NAI common stock held. NAI's 12 percent convertible subordinated promissory notes and warrants to purchase NAI common stock are convertible into or exercisable for DRS common stock at the same one quarter-to-one ratio.

NAI Technologies, based in Huntington, New York, is a diversified, international electronics company and a leading provider of rugged computers, peripherals and integrated systems primarily for military and special government applications. The company has other office locations in Columbia, Maryland; Longmont, Colorado; Farnham, England; and Fyshwick, Australian Capital Territory, Australia and employs approximately 200 people. NAI reported revenues of approximately $52 million for the fiscal year ended December 31, 1997 and $35 million for the nine-month period ended September 30, 1998.

Commenting on the transaction, Mark S. Newman, chairman, president and chief executive officer, said: "As a diversified, international electronics company, NAI's business strongly complements the defense electronics products and systems integration technologies of our Electronics Systems Group. This acquisition is in line with our goal to expand DRS's market share in ruggedized computers and peripheral equipment for military applications and enhance our competitive position within the U.S. Army, government intelligence and international defense communities, We consider NAI a strategic fit for DRS's plans for growth to become a mid-tier defense technology leader. This acquisition is expected to be accretive next fiscal year."

DRS Technology provides leading edge products and services to government and commercial markets worldwide. Focused on defense electronics, the company develops and manufactures a broad range of mission critical products, from rugged computers and peripherals to systems and components in the areas of communications, data storage, digital imaging, electro-optics, flight safety and space. The company offers a full complement of technical support and advanced manufacturing services.

Additional information is available on the company's web site at www.drs.com.